EXHIBIT 16.1

December 27, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated December 27, 2005, of Vignette Corporation and are in agreement with the statements contained in the first through fifth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

        /s/ Ernst & Young LLP